Exhibit 2.1

CONTRIBUTION AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

September 29, 2017

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Section 10.15	Amendments	43

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CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of September 29, 2017 (this “Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc, a Delaware corporation and wholly owned Subsidiary of IAC (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

RECITALS

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (as amended and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time (as defined below), the Contribution (as defined below) and the IAC Share Issuance (as defined below) be consummated in accordance with the terms of this Agreement;

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Agreement and a series of agreements as set forth in Section 2.11 of this Agreement;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the IAC Share Issuance and to set forth certain other agreements that will, following such transactions, govern certain matters relating to the Contribution and the IAC Share Issuance and the relationship of IAC, NewCo and their respective Affiliates (as defined below); and

WHEREAS, it is intended that the Contribution and the IAC Share Issuance, taken together, will qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.01          Definitions.  The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“Accounts Receivable”  means, in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Additional NewCo Class B Shares” has the meaning set forth in Section 2.04(a).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that (a) Expedia, Inc. and its controlled Affiliates shall not be deemed to be Affiliates of IAC or NewCo and (b) from and after the Contribution Effective Time, no member of the HomeAdvisor Group shall be deemed to be an Affiliate of any member of the IAC Group, and no member of the IAC Group shall be deemed to be an Affiliate of any member of the HomeAdvisor Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a)                                 Real Property;

(b)                                 Tangible Personal Property;

(c)                                  Inventories;

(d)                                 Accounts Receivable;

(e)                                  Contractual Assets;

(f)                                   Governmental Authorizations;

(g)                                  Business Records;

(h)                                 Intangible Property Rights;

(i)                                     Insurance Benefits;

(j)                                    Asset-Related Claims; and

(k)                                 Deposit Rights.

“Bankruptcy Code” has the meaning set forth in Section 2.15(f).

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Claim Notice” has the meaning set forth in Section 5.04(b).

“Claimant Party” has the meaning set forth in Section 7.02(a).

“Company” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 6.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Other Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Other Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Contribution” has the meaning set forth in Section 2.03(a).

“Contribution Effective Time” means the time of the consummation of the Contribution.

“Control”  or “Controlled” means, with respect to any Intellectual Property, the right to grant a license to such Intellectual Property as provided for herein without: (i) violating the terms of any Contract or other arrangement with any other Person; (ii) requiring any consent, approvals or waivers from any other Person, or any breach or default by a licensee being deemed a breach or default affecting the rights of the licensor; or (iii) requiring the payment of any compensation to any other Person for which the grantee of the contemplated license has not agreed to reimburse the grantor.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred HomeAdvisor Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 8.01(a).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01(a).

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“Disclosing Party” has the meaning set forth in Section 6.08.

“Dispute” has the meaning set forth in Section 7.02(a).

“Dispute Notice” has the meaning set forth in Section 7.02(a).

“Dispute Parties” has the meaning set forth in Section 7.02(a).

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement between IAC and NewCo dated as of the date hereof.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.07(a).

“Fiscal Year” means the 12-month accounting period of IAC or NewCo, as the context requires, ended on December 31 of a given year.

“GAAP” has the meaning set forth in Section 2.05(d).

“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease” means any long-term lease (including any emphyteotic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Group” means the IAC Group or the HomeAdvisor Group, as the context requires.

“HomeAdvisor Assets” has the meaning set forth in Section 2.05.

“HomeAdvisor Business” means the businesses and operations that comprise the “HomeAdvisor” segment of IAC as described in IAC’s Annual Report on Form 10-K for the period ended December 31, 2016 and as operated and conducted since December 31, 2016, including entities or businesses acquired since such date (which include MyBuilder Limited and HomeStars Inc.), and which businesses consist of home services digital marketplaces operated in the United States, Canada, France, Germany, Italy, the Netherlands and the United Kingdom.

“HomeAdvisor Claims” has the meaning set forth in Section 5.01(a).

“HomeAdvisor Entities” means those Business Concerns which are identified on Schedule 2.05(b), which Business Concerns on and after the Contribution Effective Time form part of the HomeAdvisor Group.

“HomeAdvisor Group” means NewCo, Merger Sub, the HomeAdvisor Entities and each other Person (other than any member of the IAC Group) that is a direct or indirect Subsidiary of NewCo immediately after the Contribution Effective Time, and each Person that becomes a Subsidiary of NewCo after the Contribution Effective Time (including the Company and its Subsidiaries as of the Merger Effective Time).

“HomeAdvisor Group Balance Sheet” has the meaning set forth in Section 2.05(c).

“HomeAdvisor Indemnified Parties” has the meaning set forth in Section 5.03.

“HomeAdvisor Liabilities” has the meaning set forth in Section 2.08.

“HomeAdvisor Releasors” has the meaning set forth in Section 5.01(a).

“HomeAdvisor Spin-Out” has the meaning set forth  in Section 2.15(d).

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“IAC” has the meaning set forth in the preamble hereto.

“IAC Auditor” has the meaning set forth in Section 8.02(a).

“IAC Claims” has the meaning set forth in Section 5.01(b).

“IAC Group” means IAC and its Subsidiaries, other than any member of the HomeAdvisor Group.

“IAC Releasors” has the meaning set forth in Section 5.01(b).

“IAC Share Issuance” has the meaning set forth in Section 2.04(a).

“IAC Share Issuance Number” has the meaning set forth in the Merger Agreement.

“IAC Spin-Out” has the meaning set forth in Section 2.16(d).

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 5.04(a).

“Indemnifying Party” has the meaning set forth in Section 5.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case, net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT and IP Assets, Intellectual Property, going concern value and goodwill.

“Intellectual Property” means any technology and intellectual property or other proprietary rights in any jurisdiction, including all (a) inventions, discoveries, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), and patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) or any other industrial property rights however denominated, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith, (c) works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings, (d) intellectual property rights in Software Programs, (e) mask works and industrial designs, and all applications and registrations in connection therewith, (f) trade secrets and other confidential and proprietary information that derives value from being kept secret (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data), and all rights therein, (g) rights of attribution and integrity and other moral rights of an author, in each case other than IT Assets, (h) all rights to enforce, defend, sue or recover and retain damages and costs and attorneys’ fees, whether accruing before, on or after the date hereof, for past, present and future infringement or misappropriation of any of the foregoing, including all rights to and claims for damages, restitution and injunctive relief, and (i) all rights to income, royalties, fees, damages and other payments now or hereafter due and/or payable with respect thereto.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of the IAC Group, on the one hand, and a member of the HomeAdvisor Group, on the other hand.

“Intercompany Note” means the Intercompany Note between IAC (or another member of the IAC Group) and NewCo (or another member of the HomeAdvisor Group) dated as of the date hereof.

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 8.02(b).

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods, (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“Investor Rights Agreement” means the Investor Rights Agreement between IAC and NewCo dated as of the date hereof.

“IT and IP Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all tangible embodiments of Intellectual Property (including any medium on which a Person’s Intellectual Property may subsist), and all other information technology equipment and all associated documentation.

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“Licensed HomeAdvisor Intellectual Property” means all Intellectual Property (excluding Intellectual Property described in clause (h) or (i) of the definition thereof) that is: (i) owned by NewCo or any of its Affiliates immediately after the Contribution Effective Time; (ii) Controlled by NewCo or any of its Affiliates immediately after the Contribution Effective Time; and (iii) in use, held for use or contemplated to be used by any Remaining IAC Entity in the Remaining Business as conducted as of the Contribution Effective Time.

“Licensed IAC Intellectual Property” means all Intellectual Property (excluding Intellectual Property described in clause (h) or (i) of the definition thereof) that is: (i) owned by IAC or any of its Affiliates immediately after the Contribution Effective Time; (ii) Controlled by IAC or any of its Affiliates immediately after the Contribution Effective Time; and (iii) in use, held for use or contemplated to be used by any HomeAdvisor Entity in the HomeAdvisor Business as conducted as of the Contribution Effective Time.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Effective Time” means the date and time when the Merger becomes effective.

“Merger Sub” has the meaning set forth in the recitals hereto.

“NewCo” has the meaning set forth in the preamble hereto.

“NewCo Auditor” has the meaning set forth in Section 8.02(a).

“NewCo Class A Common Stock” means the Class A common stock, par value $0.001 per share, of NewCo.

“NewCo Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Newco.

“NewCo Reports” has the meaning set forth in Section 8.02(d).

“Non-HomeAdvisor Parties” has the meaning set forth in Section 5.01(a).

“Non-IAC Parties” has the meaning set forth in Section 5.01(b).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Other Ancillary Agreements” has the meaning set forth in Section 2.11(a).

“Party” or “Parties” have the meaning set forth in the preamble hereto.

“Person” means any individual, Business Concern or Governmental Authority.

“Potential Contributor” has the meaning set forth in Section 5.06(a).

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Providing Party” has the meaning set forth in Section 6.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Remaining Business” means all businesses of IAC other than the HomeAdvisor Business.

“Remaining IAC Entity” means any Business Concern that is a member of the IAC Group on and after the Contribution Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 6.01(a).

“Responding Party” has the meaning set forth in Section 7.02(a).

“Response” has the meaning set forth in Section 7.02(a).

“Responsible Group” has the meaning set forth in Section 3.02(c).

“Responsible Party” has the meaning set forth in Section 3.02(a).

“Retained Liabilities” has the meaning set forth in Section 2.08.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“S-4 Registration Statement” means the registration statement on Form S-4 first publicly filed by NewCo with the SEC on June 29, 2017 (together with all amendments and supplements thereto) in connection with the registration under the Securities Act of the NewCo Class A Common Stock to be issued in connection with the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 7.02(a).

“Services Agreement” means the Services Agreement between IAC and NewCo dated as of the date hereof.

“Shared Liability” of NewCo means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to NewCo, the HomeAdvisor Business or the HomeAdvisor Entities made by IAC prior to the Contribution Effective Time, including the fees and expenses of outside counsel retained by IAC in connection with the defense and/or settlement of any such matter.  For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of IAC securities or any NewCo securities, to any of the co-defendants in such action or to any Governmental Authority.  Notwithstanding anything in Section 5.06 to the contrary, the amount of any Shared Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of any Group.

“Software Programs” means any computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Financial Liabilities” means, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a)                                 foreign exchange contracts;

(b)                                 letters of credit;

(c)                                  guarantees of Third Party loans;

(d)                                 surety bonds (excluding surety for workers’ compensation self-insurance);

(e)                                  interest support agreements on Third Party loans;

(f)                                   performance bonds or guarantees issued by Third Parties;

(g)                                  swaps or other derivatives contracts;

(h)                                 recourse arrangements on the sale of receivables or notes; and

(i)                                     indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” has the meaning ascribed to such term in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement between IAC and NewCo dated as of the date hereof.

“Third Party” means a Person (a) that is not a Party to this Agreement, other than a member of the HomeAdvisor Group or a member of the IAC Group and (b) that is not an Affiliate of a member of the HomeAdvisor Group or a member of the IAC Group.

“Third Party Claim” has the meaning set forth in Section 5.04(b).

“Third Party Consent” has the meaning set forth in Section 2.09.

“Transaction” has the meaning set forth in Section 2.01.

“Transaction Expenses” means (a) all of the HomeAdvisor Group’s and the IAC Group’s (as such groups exist as of the Contribution Effective Time) fees and expenses of legal counsel, brokers, finders, consultants, experts, advisors and investment bankers incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by the Merger Agreement, this Agreement or the Other Ancillary Agreements and, without duplication, (b) all of the HomeAdvisor Group’s and the IAC Group’s costs, damages, penalties, fines, amounts paid in settlement, Liabilities, losses, interest, expenses or fees, including court costs and attorneys’ and other professionals’ fees and expenses, incurred by or on behalf of, or to be paid by, any such Person in connection with any stockholder litigation against the Company, Newco or IAC and/or their respective directors or executive officers relating to or arising out of the transactions contemplated by the Merger Agreement, this Agreement or the Other Ancillary Agreements.

“Transfer Impediment” has the meaning set forth in Section 3.01(a).

“Unreleased Group” has the meaning set forth in Section 3.02(a).

“Unreleased Liabilities” has the meaning set forth in Section 3.02(a).

“Unreleased Party” has the meaning set forth in Section 3.02(a).

“Unreleased Person” has the meaning set forth in Section 3.02(a).

Section 1.02                             Schedules.  The following schedules are attached to this Agreement and form a part hereof:

(a)                                 Schedule 2.05(a) Certain HomeAdvisor Assets (other than equity interests in HomeAdvisor Entities)

(b)                                 Schedule 2.05(b) HomeAdvisor Entities

(c)                                  Schedule 2.05(c) HomeAdvisor Group Balance Sheet

(d)                                 Schedule 2.07(a) Excluded Assets

(e)                                  Schedule 2.08(a) HomeAdvisor Liabilities

(f)                                   Schedule 2.08(b) Retained Liabilities

(g)                                  Schedule 2.10(a)  Intercompany Accounts That Will Not be Terminated

(h)                                 Schedule 5.02(c)  IAC Guarantees of HomeAdvisor Obligations

Section 1.03                             Effective Time.  This Agreement shall be effective as of immediately prior to the Merger Effective Time.

ARTICLE 2

THE TRANSACTION

Section 2.01                             Contribution.  To the extent not already complete, IAC and NewCo agree to implement a separation of the HomeAdvisor Business and the Remaining Business and to cause the HomeAdvisor Business to be transferred to NewCo and the Remaining Business to be held by IAC and its Subsidiaries (other than through members of the HomeAdvisor Group) as of the Contribution Effective Time, on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).  The Parties acknowledge that the Transaction is intended to result in (a) NewCo directly or indirectly, operating the HomeAdvisor Business, owning the HomeAdvisor Assets and assuming the HomeAdvisor Liabilities, and (b) IAC directly or indirectly (other than through members of the HomeAdvisor Group), operating the Remaining Business, owning the Assets other than the HomeAdvisor Assets and assuming the Liabilities other than the HomeAdvisor Liabilities, as set forth in this Article 2.

Section 2.02                             Implementation.  The Transaction shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article 2 and shall be implemented in the following manner:

(a)                                 through the performance by the Parties of all other provisions of this Agreement;

(b)                                 through the transfer from time to time following the Contribution Effective Time of the Deferred Transfer Assets, if any, as described in Article 3; and

(c)                                  through the completion from time to time following the Contribution Effective Time of the Deferred Transactions, if any, as described in Section 8.01(a).

Section 2.03                             Transfer of HomeAdvisor Assets; Assumption of HomeAdvisor Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Transaction, with effect as of the Contribution Effective Time:

(a)                                 To the extent not already complete, IAC agrees to cause the HomeAdvisor Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to NewCo, and NewCo agrees to accept all of the HomeAdvisor Assets and all of the rights, title and interest in and to all of the HomeAdvisor Assets owned, directly or indirectly, by IAC (other than through members of the HomeAdvisor Group) and cash in an amount equal to the Cash Consideration (as defined in the Merger Agreement (which may be satisfied by way of delivery by IAC to the Exchange Agent pursuant to Section 2.3(a) of the Merger Agreement) (collectively, the “Contribution”), which, except with respect to Deferred HomeAdvisor Assets and Unreleased Liabilities, will result in NewCo owning, directly or indirectly, the HomeAdvisor Business.

(b)                                 NewCo agrees to accept, assume and faithfully perform, discharge and fulfill all of the HomeAdvisor Liabilities in accordance with their respective terms.

Section 2.04                             IAC Share Issuance.

(a)                                 In exchange for the Contribution, NewCo agrees to issue to IAC (or to any wholly owned Subsidiary of IAC as IAC may designate in writing) an aggregate number of newly issued shares of NewCo Class B Common Stock equal to the IAC Share Issuance Number (such newly issued shares, the “Additional NewCo Class B Shares” and such issuance, the “IAC Share Issuance”).

(b)                                 The Additional NewCo Class B Shares, when issued, shall be fully paid, nonassessable and free of preemptive rights.

(c)                                  IAC and NewCo shall not have any obligation to effect the Contribution and the IAC Share Issuance unless each of the following conditions shall have been satisfied:

(i)                                     each of the conditions to closing under the Merger Agreement set forth in Article 6 thereof (other than the condition set forth in Section 6.2(h) thereof in respect of the Contribution and the IAC Share Issuance) shall have been fulfilled or waived by the party (to the extent permitted by Applicable Law) for whose benefit such condition exists (other than those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and the Company shall have confirmed to IAC in writing that it is prepared to consummate the Merger, subject only to the consummation of the Contribution and the IAC Share Issuance; and

(ii)                                  each of the Other Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

Section 2.05                             HomeAdvisor Assets.  For the purposes of this Agreement, “HomeAdvisor Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the HomeAdvisor Business or relating exclusively or primarily to the HomeAdvisor Business or a HomeAdvisor Entity, including the following:

(a)                                 all Assets expressly identified in this Agreement or in any Other Ancillary Agreement or in any Schedule, Exhibit or Annex hereto or thereto, including those, if any, listed on Schedule 2.05(a), as Assets to be transferred to, or retained by, NewCo or another member of the HomeAdvisor Group;

(b)                                 the outstanding capital stock, units or other equity interests of the HomeAdvisor Entities, as listed on Schedule 2.05(b), and the other Assets owned by the HomeAdvisor Entities, NewCo or Merger Sub;

(c)                                  all Assets properly reflected on the balance sheet set forth on Schedule 2.05(c) (the “HomeAdvisor Group Balance Sheet”), excluding Assets disposed of by IAC or any other Subsidiary or entity controlled by IAC subsequent to the date of the HomeAdvisor Group Balance Sheet;

(d)                                 all Assets that have been written off, expensed or fully depreciated by IAC or any Subsidiary or entity controlled by IAC that, had they not been written off, expensed or fully depreciated, would have been reflected on the HomeAdvisor Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”); and

(e)                                  all HomeAdvisor Assets transferred to NewCo or another member of the HomeAdvisor Group pursuant to Section 8.01(a); provided, however, that any such transfer shall take effect under Section 8.01(a) and not under this Section 2.05.

Notwithstanding the foregoing, there shall be excluded from the definition of HomeAdvisor Assets under this Section 2.05 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or the Remaining Business or their transfer is prohibited by Applicable Law or by agreements between NewCo and IAC or any member of their respective Groups and Third Parties or otherwise would subject NewCo or IAC or any member of their respective Groups to liability for such transfer.  Access to such excluded Business Records shall be governed by Article 6.

Section 2.06                             Deferred HomeAdvisor Assets.  Notwithstanding anything to the contrary contained in Section 2.05 or elsewhere in this Agreement, the HomeAdvisor Assets shall not include any Deferred HomeAdvisor Assets.  The transfer to NewCo or another member of the HomeAdvisor Group of any such Deferred HomeAdvisor Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.07                             Excluded Assets.

(a)                                 Notwithstanding anything to the contrary contained in Section 2.05 or 2.06 or elsewhere in this Agreement, the following Assets of IAC (or of any other relevant member of the IAC Group) that would otherwise be included among the HomeAdvisor Assets shall not be transferred to NewCo (or any other member of the HomeAdvisor Group), shall not form part of the HomeAdvisor

Assets and shall remain the exclusive property of IAC (or the relevant member of the IAC Group) on and after the Contribution Effective Time (the “Excluded Assets”):

(i)                                     any Asset expressly identified on Schedule 2.07(a); and

(ii)                                  any Asset transferred to IAC or to any other relevant member of the IAC Group pursuant to Section 8.01; provided, however, that any such transfers shall take effect under Section 8.01 and not under this Section 2.07.

(b)                                 Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include Deferred Excluded Assets.  The transfer to IAC (or to the relevant member of the IAC Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article 3.

Section 2.08                             Liabilities.  For the purposes of this Agreement, Liabilities shall be identified as “HomeAdvisor Liabilities,” or “Retained Liabilities” under the following principles:

(a)                                 any Liability which is expressly identified on Schedule 2.08(a) shall be a HomeAdvisor Liability;

(b)                                 any Liability which is expressly identified on Schedule 2.08(b) shall be a Retained Liability;

(c)                                  50% of any Shared Liability shall be a HomeAdvisor Liability and 50% shall be a Retained Liability;

(d)                                 any Transaction Expense shall be a HomeAdvisor Liability;

(e)                                  (i) any Liability of any HomeAdvisor Entity as of the date of the Merger Agreement (for the avoidance of doubt, without limitation of the other provisions hereof) and (ii) any Liability relating to, arising out of, or resulting from the operation or conduct of, the HomeAdvisor Business (as conducted at any time prior to, on or after the Contribution Effective Time) or relating to a HomeAdvisor Asset or a Deferred HomeAdvisor Asset, whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time and whether or not reflected on the HomeAdvisor Group Balance Sheet, shall be a HomeAdvisor Liability, unless, in the case of each of clauses (i) and (ii), it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(f)                                   any Liability relating to a HomeAdvisor Asset or a Deferred HomeAdvisor Asset and whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time and whether or not reflected on the HomeAdvisor Group Balance Sheet, shall be a HomeAdvisor Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(g)                                  any Liability which is reflected or otherwise disclosed as a liability or obligation of the HomeAdvisor Group on the HomeAdvisor Group Balance Sheet shall be a HomeAdvisor Liability, unless it is expressly identified in this Agreement (including on any Schedule hereto) or in any Other

Ancillary Agreement as a Liability to be assumed or retained by IAC (or any other member of the IAC Group), in which case it shall be a Retained Liability;

(h)                                 any Liability of a Remaining IAC Entity, whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time, shall be a Retained Liability, unless it is determined to be a HomeAdvisor Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it shall be a HomeAdvisor Liability as set forth thereunder;

(i)                                     any Liability relating to, arising out of, or resulting from the ownership, operation or conduct of, a Remaining Business (as conducted at any time prior to, on or after the Contribution Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Contribution Effective Time and whether the facts on which it is based occurred on, prior to or after the Contribution Effective Time, shall be a Retained Liability, unless it is determined to be a HomeAdvisor Liability pursuant to clause (a), (c), (d), (e), (f) or (g) above, in which case it shall be a HomeAdvisor Liability as set forth thereunder; and

(j)                                    any Liability of NewCo or any other member of the HomeAdvisor Group under this Agreement or any Other Ancillary Agreement shall be a HomeAdvisor Liability and any Liability of IAC or any other member of the IAC Group under this Agreement or any Other Ancillary Agreement shall be a Retained Liability.

Section 2.09                             Third Party Consents and Government Approvals.  To the extent that the Transaction or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Contribution Effective Time.  If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Contribution Effective Time, the matter shall be dealt with in the manner set forth in Article 3.

Section 2.10                             Termination of InterCompany Arrangements; Preservation of Agreements.

(a)                                 Effective as of not later than immediately prior to the Contribution Effective Time, except as set forth on Schedule 2.10(a), IAC shall take all necessary action to cause all Intercompany Accounts in respect of intercompany financing or cash management activities then existing to be settled by way of capital contribution (including a contribution in respect of existing shares or in exchange for newly issued shares), dividend (in cash or in kind) or other repayment.  At any time prior to the Contribution Effective Time, the HomeAdvisor Entities shall be permitted to, and IAC shall be permitted to cause the HomeAdvisor Entities to, distribute to IAC and/or any wholly owned Subsidiary of IAC, by way of dividend or otherwise, any and all cash that constitutes Excluded Assets.

(b)                                 Except as provided in Section 2.10(a), the Parties each agree that all written agreements, arrangements, commitments and understandings between any member or members of the HomeAdvisor Group, on the one hand, and any member or members of the IAC Group, on the other hand, that are expressly identified on Schedule 2.10(b), unless otherwise terminated by the relevant parties thereto, shall remain in effect in accordance with their terms from and after the Contribution Effective Time, with ordinary course receivables and payables to be settled at such times as is consistent with past practice (and in any event no later than 90 days after the Contribution Effective Time).

Section 2.11                             Other Ancillary Agreements.

(a)                                 On or prior to the Contribution Effective Time, IAC and NewCo shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Other Ancillary Agreements”):

(i)                                     the Employee Matters Agreement;

(ii)                                  the Tax Sharing Agreement;

(iii)                               the Investor Rights Agreement;

(iv)                              the Services Agreement;

(v)                                 the Intercompany Note; and

(vi)                              such other agreements and instruments as may be required by any of the foregoing agreements to be executed and delivered pursuant to such agreements.

(b)                                 From time to time following the Contribution Effective Time, members of the HomeAdvisor Group may request IAC to provide, or to cause another member (or members) of the IAC Group to provide, one or more intercompany loans to  a member (or members) of the HomeAdvisor Group. In the event IAC determines, in its discretion, to make or to cause to be made any such loan, such loan shall be made by way of (and the applicable parties shall enter into) an intercompany note in substantially the form attached as Exhibit H to the Merger Agreement, or in such other form or on such other terms as IAC and NewCo may agree.

Section 2.12                             Resignations.

(a)                                 IAC agrees to cause each Person who is a director or an officer of any HomeAdvisor Entity and who will not be or become a director or officer of that same HomeAdvisor Entity at the Contribution Effective Time to resign from such position with effect as of the Contribution Effective Time.

(b)                                 NewCo agrees to cause each Person (i) who is a director or an officer of a Remaining IAC Entity and (ii) who will become an employee of any HomeAdvisor Entity at the Contribution Effective Time to resign from such position with effect as of the Contribution Effective Time.

(c)                                  Each of NewCo and IAC agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.12.

Section 2.13                             Cooperation.  The Parties shall cooperate in all aspects of the Transaction and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Transaction; and each of NewCo and IAC shall cause each other member of its respective Group to do likewise.

Section 2.14                             Disclaimer of Representations and Warranties.

(a)                                 Each of NewCo and IAC (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Other Ancillary Agreement, no Party to this Agreement, any Other Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Other Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the HomeAdvisor Assets, HomeAdvisor Entities, HomeAdvisor Business, Excluded Assets, HomeAdvisor Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any HomeAdvisor Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other HomeAdvisor Asset or Excluded Asset, including any Account Receivable of any Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any HomeAdvisor Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b)                                 Except as may expressly be set forth herein or in any Other Ancillary Agreement, all HomeAdvisor Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional (and, in the case of any Real Property, by means of a quitclaim or similar form deed or conveyance).

Section 2.15                             License of Intellectual Property Used in the HomeAdvisor Business but not Transferred.

(a)                                 IAC, on behalf of itself and the IAC Group, hereby grants to NewCo and the other members of the HomeAdvisor Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, royalty-free, sublicensable and transferable (as set forth in Section 2.15(b)) license under all of the IAC Group’s rights in any Licensed IAC Intellectual Property, whether contained in the Excluded Assets or Deferred Transfer Assets to: (i) make, have made, import, use, offer to sell, sell and otherwise commercialize any products and services; and (ii) use, copy, distribute, modify, make, improve, disclose, display, sublicense and otherwise exploit in any manner any technology, products and services in connection with the operation of the businesses of NewCo or any other member of the HomeAdvisor Group.

(b)                                The licenses granted to NewCo and the other members of the HomeAdvisor Group under this Section 2.15 may not be: (i) sublicensed, except in connection with the license of the HomeAdvisor Group’s own Intellectual Property in the ordinary course of their businesses; or (ii) assigned or transferred, in whole or in part, except (subject to Section 2.15(d)) in connection with a change of control of a member of the HomeAdvisor Group, or the transfer or sale of any business unit, division or a member of the HomeAdvisor Group (by means of a reorganization, asset sale, stock sale, merger or otherwise) of the HomeAdvisor Group.  NewCo and any other member of the HomeAdvisor Group may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to NewCo and the other members of the HomeAdvisor Group under this Section 2.15 solely on behalf of, for the benefit of and at the direction of NewCo and the other members of the HomeAdvisor Group.

(c)                                 The licenses granted under this Section 2.15 are perpetual, non-terminable, irrevocable and shall survive the Transaction. The IAC Group’s sole and exclusive remedy for breach by NewCo or any other member of the HomeAdvisor Group of the licenses granted hereunder will be to bring a claim to recover monetary damages and to seek injunctive or equitable relief, but not to terminate the licenses granted to NewCo or any other member of the HomeAdvisor Group hereunder.

(d)                                The rights and licenses granted to any Subsidiary of NewCo under this Section 2.15 shall apply only while such entity is and remains a member of the HomeAdvisor Group.

Notwithstanding the foregoing, in the event of a transaction whereby an entity that was a Subsidiary of NewCo engaged in a line of business ceases to be a member of the HomeAdvisor Group (each, a “HomeAdvisor Spin-Out”), such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such HomeAdvisor Spin-Out and natural extensions thereof. In the event that such entity resulting from the HomeAdvisor Spin-Out is acquired by a third Person, such sublicense will not extend to any products, business or operations of such third Person.

(e)                                 From time to time following the Contribution Effective Time and provided that IAC then beneficially owns shares in NewCo representing not less than a majority of the outstanding equity interests in NewCo, upon reasonable request by NewCo and at NewCo’s expense, IAC shall deliver to NewCo copies of the tangible embodiments of the Licensed IAC Intellectual Property.

(f)                                   All rights and licenses granted under this Section 2.15 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties and their Affiliates shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code

Section 2.16                             License of Intellectual Property Used in the Remaining Business but not Retained.

(a)                                 NewCo, on behalf of itself and the HomeAdvisor Group, hereby grants to IAC and the other members of the IAC Group a worldwide, irrevocable, perpetual, non-exclusive, fully paid-up, royalty-free, sublicensable and transferable (as set forth in Section 2.16(b)) license under all of the HomeAdvisor Group’s rights in any Licensed HomeAdvisor Intellectual Property, whether contained in the HomeAdvisor Assets or Deferred Transfer Assets to: (i) make, have made, import, use, offer to sell, sell and otherwise commercialize any products and services; and (ii) use, copy, distribute, modify, make, improve, disclose, display, sublicense and otherwise exploit in any manner any technology, products and services in connection with the operation of the businesses of IAC or any other member of the IAC Group.

(b)                                The licenses granted to IAC and the other members of the IAC Group under this Section 2.16 may not be: (i) sublicensed, except in connection with the license of the IAC Group’s own Intellectual Property in the ordinary course of their businesses; or (ii) assigned or transferred, in whole or in part, except (subject to Section 2.16(d))  in connection with a change of control of a member of the IAC Group, or the transfer or sale of any business unit, division or a member of the IAC Group (by means of a reorganization, asset sale, stock sale, merger or otherwise) of the IAC Group.  IAC and any other member of the IAC Group may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to IAC and the other members of the IAC Group under this Section 2.16 solely on behalf of, for the benefit of and at the direction of IAC and the other members of the IAC Group.

(c)                                 The licenses granted under this Section 2.16 are perpetual, non-terminable, irrevocable and shall survive this Transaction. The HomeAdvisor Group’s sole and exclusive remedy for breach by IAC or any other member of the IAC Group of the licenses granted hereunder will be to bring a claim to recover monetary damages and to seek injunctive or equitable relief, but not to terminate the licenses granted to IAC or any other member of the IAC Group hereunder.

(d)                                The rights and licenses granted to any Subsidiary of IAC under this Section 2.16 shall apply only while such entity is and remains a member of the IAC Group.  Notwithstanding the foregoing, in the event of a transaction whereby an entity that was a Subsidiary of IAC engaged in a line of business ceases to be a member of the IAC Group (each, an “IAC Spin-Out”), such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such IAC Spin-Out and natural extensions thereof. In the event that such entity resulting from the IAC Spin-Out is acquired by a third Person, such sublicense will not extend to any products, business or operations of such third Person.

(e)                                 From time to time following the Contribution Effective Time and provided that IAC then beneficially owns shares in NewCo representing not less than a majority of the outstanding equity interests in NewCo, upon reasonable request by IAC, NewCo shall deliver to IAC copies of all tangible embodiments of the Licensed HomeAdvisor Intellectual Property.

(f)                                  All rights and licenses granted under this Section 2.16 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties and their Affiliates shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

ARTICLE 3

DEFERRED SEPARATION TRANSACTIONS

Section 3.01                             Deferred Transfer Assets.

(a)                                 If the transfer to any member of the HomeAdvisor Group of any Asset that would otherwise constitute a HomeAdvisor Asset (a “Deferred HomeAdvisor Asset”) or the transfer to any member of the IAC Group of any Asset that would otherwise constitute an Excluded Asset (a “Deferred Excluded Asset,” and together with a Deferred HomeAdvisor Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”) and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Contribution Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01.

(b)                                 Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Contribution Effective Time (the “Deferred Beneficiary”).  The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Contribution Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Contribution Effective Time to such Deferred Beneficiary and the members of its Group.  The provisions set forth in this Article 3 contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c)                                  The Parties shall continue on and after the Contribution Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that no Party shall be required to make any unreasonable payment or assume any material obligations therefor.  As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Other Ancillary Agreements, including Section 2.14(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d)                                 Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

Section 3.02                             Unreleased Liabilities.

(a)                                 If at any time on or after the Contribution Effective Time, any member of the HomeAdvisor Group or the IAC Group shall remain obligated to any Third Party in respect of any Liability of the other Party or its Group (such other Party with respect such Unreleased Liability and such Unreleased Person, the “Responsible Party”), the following provisions shall apply.  The Liabilities referred to in this Section 3.02 are hereinafter referred to as the “Unreleased Liabilities,” the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person,” such Unreleased Person’s Party, the “Unreleased Party” and such Unreleased Person’s Group, the “Unreleased Group”.

(b)                                 Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Unreleased Liability as and when required, in accordance with its terms.

(c)                                  Each Responsible Party shall indemnify, defend and hold harmless each HomeAdvisor Indemnified Party or IAC Indemnified Party, as the context requires, that is an Unreleased Person from and against any Liabilities arising in respect of each Unreleased Liability of such Unreleased Person that is a Liability of such Responsible Party.  Each Responsible Party shall take, and shall cause the members of its Group (the “Responsible Group”) to take, such other actions as may be reasonably requested by the applicable Unreleased Party in accordance with the provisions of this Agreement in order to place the applicable Unreleased Group, insofar as reasonably possible, in the same position as it would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by such Responsible Party (or any relevant member of the Responsible Group) with effect as of the Contribution Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Contribution Effective Time to the member or members of the Responsible Group.

(d)                                 Each Responsible Party shall continue on and after the Contribution Effective Time to use commercially reasonable efforts to cause the applicable Unreleased Persons to be released from their respective Unreleased Liabilities.

(e)                                  If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the relevant Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

Section 3.03                             No Additional Consideration.  For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article 3 shall be effected without any additional consideration by any Party hereunder.

ARTICLE 4

COVENANTS

Section 4.01                             General Covenants.  Each Party covenants with and in favor of the other Parties that it shall, subject, in the case of IAC, to Article 9:

(a)                                 do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b)                                 cooperate with and assist the other Party, both before and after the Contribution Effective Time, in dealing with transitional matters relating to or arising from the Transaction, the IAC Share Issuance, this Agreement or the Other Ancillary Agreements; and

(c)                                  cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

Section 4.02                             Covenants of NewCo.  In addition to the covenants of NewCo provided for elsewhere in this Agreement, NewCo covenants and agrees with, and in favor of, IAC that it shall:

(a)                                 use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Transaction and the IAC Share Issuance;

(b)                                 perform and, as applicable, cause each member of the HomeAdvisor Group to perform each of its and their respective obligations under each Other Ancillary Agreement.

Nothing in this Section 4.02 shall be deemed, by itself, to shift Liability for any portion of any registration statement or prospectus filed with the SEC by NewCo, including the S-4 Registration Statement and the corresponding proxy statement/prospectus, to IAC.

ARTICLE 5

MUTUAL RELEASES; INDEMNIFICATION; INSURANCE

Section 5.01                             Release of Pre-Transaction Claims.

(a)                                 Except as provided in Section 5.01(c), effective as of the Contribution Effective Time, NewCo does hereby, on behalf of itself and each other member of the HomeAdvisor Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of any member of the HomeAdvisor Group (in each case, in their respective capacities as such) (the “HomeAdvisor Releasors”), unequivocally, unconditionally and irrevocably release and discharge members of the IAC Group, their respective Affiliates (other than any member of the HomeAdvisor Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-HomeAdvisor Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-HomeAdvisor Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the HomeAdvisor Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-HomeAdvisor Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Contribution Effective Time, including in connection with the Transaction and all activities to implement the Transaction (“HomeAdvisor Claims”); and the HomeAdvisor Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any HomeAdvisor Claim.

(b)                                 Except as provided in Section 5.01(c), effective as of the Contribution Effective Time, IAC does hereby, on behalf of itself and each other member of the IAC Group, their respective Affiliates (other than any member of the HomeAdvisor Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such) (the “IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge NewCo, the other members of the HomeAdvisor Group, their respective Affiliates (other than any member of the IAC Group), successors and assigns, and all Persons who at any time prior to the Contribution Effective Time have been stockholders (other than any member of the IAC Group), directors, officers, agents or employees of the HomeAdvisor Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Non-IAC Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Non-IAC Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Non-IAC Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the Transaction, the Merger and all activities to implement the Transaction and the Merger (“IAC Claims”); and the IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any IAC Claim.

(c)                                  Nothing contained in Section 5.01(a) or Section 5.01(b) shall impair any right of any Person to enforce this Agreement, any Other Ancillary Agreement, the Merger Agreement or, any agreement, arrangement, commitment or understanding that is contemplated by Section 2.11 or any other agreement, arrangement, commitment or understanding that is entered into after the Contribution Effective Time among any member of the HomeAdvisor Group, on the one hand, and any member of the IAC Group, on the other hand, nor shall anything contained in the foregoing paragraphs (a) and (b) be interpreted as terminating as of the Contribution Effective Time any rights under any such agreements, contracts, commitments or understandings.  For purposes of clarification, nothing contained in Section 5.01(a) or Section 5.01(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from this Agreement, any of the Other Ancillary Agreements or the Merger Agreement ;

(ii)                                  any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Contribution Effective Time between any member of the HomeAdvisor Group on the one hand, and any member of the IAC Group on the other hand;

(iii)                               any Liability that the Parties may have with respect to indemnification or this Article 5 for Third Party Claims;

(iv)                              any Liability for unpaid Intercompany Accounts; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

In addition, nothing contained in Section 5.01(a) or Section 5.01(b) hereof shall release any member of the HomeAdvisor Group from honoring its existing obligations to indemnify any director, officer or employee of the IAC Group who was a director, officer or employee of such member of the HomeAdvisor Group on or prior to the Contribution Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such company and was entitled to such indemnification pursuant to obligations existing on or prior to the Contribution Effective Time.

(d)                                 NewCo shall not make, and shall not permit any other member of the HomeAdvisor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any member of the IAC Group or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a).

(e)                                  IAC shall not make, and shall not permit any other member of the IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NewCo or any other member of the HomeAdvisor Group or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

Section 5.02                             Indemnification by NewCo.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, NewCo shall, and shall cause the other members of the

HomeAdvisor Group to, fully indemnify, defend and hold harmless IAC, each other member of the IAC Group and each of its respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “IAC Indemnified Parties”), from and against any and all Liabilities of the IAC Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the operation or conduct of the HomeAdvisor Business, any HomeAdvisor Asset and any HomeAdvisor Liability, including any failure of NewCo or any other member of the HomeAdvisor Group to pay, perform or otherwise discharge promptly any HomeAdvisor Liability in accordance with its respective terms, whether prior to or after the Contribution Effective Time or the date of this Agreement, or, subject to Article 3, any Deferred HomeAdvisor Asset;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement, any of the Other Ancillary Agreements or the Merger Agreement, by NewCo or any other member of the HomeAdvisor Group, subject to any limitation on liability set forth in any Other Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Other Ancillary Agreement;

(c)                                  any obligation (including, for the avoidance of doubt, any penalty fees and interest) of any Remaining IAC Entity under any guarantee, bonding arrangement, letter of credit or letter of comfort identified on Schedule 5.02(c);

(d)                                 any use by any member of the HomeAdvisor Group allowed by this Agreement or any Other Ancillary Agreement after the Contribution Effective Time of the Intellectual Property owned by, or licensed by a Third Party to, a member of the IAC Group; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the S-4 Registration Statement or any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act (other than information provided by IAC to NewCo with respect to the IAC Remaining Entities or their Representatives specifically for inclusion in the S-4 Registration Statement,  any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act), (ii) contained in any public filings made by NewCo with the SEC following the Contribution Effective Time or (iii) provided by NewCo to IAC specifically for inclusion in IAC’s annual or quarterly or current reports following the Contribution Effective Time to the extent (A) such information pertains to (x) a member of the HomeAdvisor Group or (y) the HomeAdvisor Business or the business of any Person that becomes a member of the HomeAdvisor Group following the Contribution Effective Time or (B) IAC has provided prior written notice to NewCo that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any Remaining IAC Entity, including as a result of any misstatement or omission by any member of the IAC Group of any information provided by NewCo.

Section 5.03                             Indemnification by IAC.  Except as provided in Section 5.04 and Section 5.05 and subject to Section 10.01, IAC shall indemnify, defend and hold harmless NewCo, each other member of the HomeAdvisor Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “HomeAdvisor Indemnified Parties”), from and against any and all Liabilities of the HomeAdvisor Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a)                                 the operation or conduct of the Remaining Business or any Retained Liability, including any failure of IAC or any other member of the IAC Group to pay, perform or otherwise discharge promptly any Retained Liability in accordance with its respective terms, whether prior to or after the Contribution Effective Time or the date of this Agreement;

(b)                                 any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Other Ancillary Agreements, by IAC or any other member of the IAC Group, subject to any limitation on liability set forth in any Other Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Other Ancillary Agreement;

(c)                                  any obligation of any HomeAdvisor Entity under any guarantee, bonding arrangement, letter of credit or letter of comfort existing at the Contribution Effective Time and given by any of the HomeAdvisor Entities for the benefit of any Remaining IAC Entity and not related to the HomeAdvisor Business;

(d)                                 any failure of IAC or any other member of the IAC Group to comply with any applicable bulk sales law;

(e)                                  any use by any member of the IAC Group allowed by this Agreement or any Other Ancillary Agreement after the Contribution Effective Time of the Intellectual Property owned by, or licensed by a Third Party to, a member of the HomeAdvisor Group; and

(f)                                   any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the S-4 Registration Statement, or any preliminary, final or supplemental prospectus (including any preliminary, final or supplemental proxy statement/prospectus) forming a part of the S-4 Registration Statement or any filing by NewCo prior to the Contribution Effective Time under Rule 425 promulgated under the Securities Act provided by IAC specifically for inclusion therein to the extent such information pertains to (x) a member of the IAC Group or (y) the Remaining Business and (ii) provided by IAC to NewCo specifically for inclusion in NewCo’s annual or quarterly or current reports following the Contribution Effective Time to the extent (A) such information pertains to (x) a Remaining IAC Entity or (y) the Remaining Business or (B) NewCo has provided prior written notice to IAC that such information will be included in one or more annual or quarterly or current reports, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the HomeAdvisor Group, including as a result of any misstatement or omission by any member of the HomeAdvisor Group of any information provided by IAC.

Section 5.04                             Procedures for Indemnification of Third Party Claims.

(a)                                 All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 5.04.

(b)                                 In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim; provided that in the event a Claim Notice in respect of indemnification sought pursuant to Section 5.02(d) so specifies, the Indemnified Party shall have the right to require the Indemnifying Party, and in such event the Indemnifying Party shall be required, to defend the Indemnified Party against such Third Party Claim at the Indemnifying Party’s expense.

(c)                                  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 5.04(c).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d)                                 If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim or after receiving a Claim Notice specified in the proviso to the last sentence of Section 5.04(b), fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)                                  The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f)                                   The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing either party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 5.05                             Procedures for Indemnification of Direct Claims.  Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder.  Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.  If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article 7.

Section 5.06                             Adjustments to Liabilities.

(a)                                 If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b)                                 If notwithstanding Section 5.07 an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c)                                  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 5.07                             Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article 5 by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 5.08                             Contribution.  If the indemnification provided for in this Article 5 shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.02 and Section 5.03.  If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.02 or Section 5.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.09                             Remedies Cumulative.  The remedies provided in this Article 5 shall be cumulative and, subject to the provisions of Article 7, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.10                             Survival of Indemnities.  The rights and obligations of NewCo, IAC and their respective Indemnified Parties under this Article 5 shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

Section 5.11                             Shared Liabilities.   Notwithstanding anything to the contrary contained in this Agreement:

(a)                                 In order to facilitate the defense of any Shared Liability, each of NewCo and IAC agrees that (i) NewCo and IAC shall cooperate in the defense of any Shared Liability; (ii) each of NewCo and IAC shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Liability; (iii) IAC shall be entitled to control the defense and/or settlement of any Shared Liability, although NewCo shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Contribution Effective Time IAC shall not settle all or any portion of any Shared Liability unless any remaining Liability of NewCo and its Affiliates and their respective current and former officers and directors relating to the Shared Liability will be fully released as a result of such settlement.

(b)                                 Each of NewCo and IAC agrees to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent either Party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies.  Each of NewCo and IAC agrees to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c)                                  If NewCo or IAC receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Liability, that Party shall give the other Parties written notice of such Shared Liability, providing notice of such Shared Liability in reasonable detail.  The failure to give notice under this paragraph (c) shall not relieve any Party of its Liability for any Shared Liability except to the extent the Party is actually prejudiced by the failure to give such notice.  The Parties shall be deemed to be on notice of any Shared Liability pending prior to the Contribution Effective Time.

Section 5.12                             Insurance Matters.

(a)                                 NewCo does hereby, for itself and each other member of the HomeAdvisor Group, agree that no member of the IAC Group or any IAC Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of IAC and its Affiliates as in effect at any time prior to the Contribution Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided this Section 5.12(a) shall not negate IAC’s agreement under Section 5.01(a).

(b)                                 IAC agrees to use its reasonable best efforts to cause the interest and rights of NewCo and the other members of the HomeAdvisor Group as of the Contribution Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Contribution Effective Time) of IAC or any other member of the IAC Group in respect of periods prior to the Contribution Effective Time to survive the Contribution Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and IAC shall continue to administer such policies and programs on behalf of NewCo and the other relevant members of the HomeAdvisor Group, subject to NewCo’s reimbursement to IAC and the other relevant members of the IAC Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of IAC of any other relevant member of the IAC Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter on behalf of NewCo or another member of the HomeAdvisor Group.  Any proceeds received by IAC or any other member of the IAC Group after the Contribution Effective Time under such policies and programs in respect of NewCo or other members of the HomeAdvisor Group shall be for the benefit of NewCo and such other members.

(c)                                  This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(d)                                 Nothing in this Agreement shall be deemed to restrict any member of the HomeAdvisor Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE 6

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.01                             Agreement for Exchange of Information; Archives.

(a)                                 Without limiting any rights or obligations under any Other Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each Party agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Group and any member thereof (a “Requesting Party”), at any time before, on or after the Contribution Effective Time, subject to the provisions of Section 6.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Other Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)                                 After the Contribution Effective Time, NewCo and the other members of the HomeAdvisor Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the HomeAdvisor Business, the HomeAdvisor Assets, NewCo or the HomeAdvisor Entities and that are located in archives retained or maintained by IAC or any other member of the IAC Group.  NewCo and the other members of the HomeAdvisor Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that NewCo shall cause any such objects to be returned promptly, at NewCo’s expense, in the same condition in which they were delivered to NewCo or to any member of the HomeAdvisor Group and the other members of the HomeAdvisor Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions.  In any event, the foregoing shall not be deemed to restrict the access of IAC or any other member of the IAC Group to any such documents or objects.  Nothing herein shall be deemed to impose any Liability on IAC or any other member of the IAC Group if documents or objects referred to in this Section 6.01 are not maintained or preserved by IAC or any other member of the IAC Group.  Alternatively, IAC, acting reasonably, may request from NewCo and any other member of the HomeAdvisor Group that they provide IAC with reasonable advance notice, with a list of the requested Information that relates to the HomeAdvisor Business, HomeAdvisor Assets, NewCo or the

HomeAdvisor Entities and IAC shall use, and shall cause the other members of the IAC Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by IAC or any of its Group members or Representatives.  IAC will make available all such Information for inspection by NewCo or any other relevant member of the HomeAdvisor Group during normal business hours at the place of business reasonably designated by IAC.  Subject to such confidentiality or security obligations as IAC or the other relevant members of its Group may reasonably deem necessary, NewCo and the other relevant members of the HomeAdvisor Group may have all requested Information duplicated.  Alternatively, IAC or the other relevant members of the IAC Group may choose to deliver to NewCo, at NewCo’s expense, all requested Information in the form reasonably requested by NewCo or the HomeAdvisor Group.  At IAC’s request, NewCo shall cause such Information when no longer needed to be returned to IAC at NewCo’s expense.

(c)                                  NewCo shall make available and shall cause the HomeAdvisor Group to make available to the IAC Group at least the level of access provided by the IAC Group under Section 6.01(b) to NewCo.

Section 6.02                             Ownership of Information.  Any Information owned by either NewCo or IAC (or any of their respective Group members) that is provided to a Requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein or in any Other Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03                             Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement, in the Other Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.04                             Record Retention.  To facilitate the possible exchange of Information pursuant to this Article 6 and other provisions of this Agreement after the Contribution Effective Time, each of NewCo and IAC agrees to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Contribution Effective Time in accordance with the policies of the IAC Group as in effect at the Contribution Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Contribution Effective Time.  Prior to the fifth (5th) anniversary of the Contribution Effective Time, neither NewCo nor IAC will destroy, or permit any member of their respective Groups to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement without first using commercially reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information prior to such destruction.

Section 6.05                             Other Agreements Providing for Exchange of Information.  The rights and obligations granted or created under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Other Ancillary Agreement.

Section 6.06                             Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its

Group to use commercially reasonable efforts to, make available to a requesting Party or any member of the Group to which such Requesting Party belongs, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The Requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If either NewCo or IAC, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c)                                  Without limiting the foregoing, each of NewCo and IAC shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party or another member of its respective Group against the other Party or another member of its respective Group).

(d)                                 The obligation of the Parties to provide witnesses pursuant to this Section 6.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the limitation set forth in the first sentence of Section 6.06(a) regarding Third Party Claims).

(e)                                  In connection with any matter contemplated by this Section 6.06(e), the relevant Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

Section 6.07                             Confidentiality.

(a)                                 Subject to Section 6.08, each of NewCo and IAC shall hold, and shall cause its respective Group members, Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and Representatives to hold, in strict confidence, with at least a commercially reasonable degree of care, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in such company’s possession (including Information in its possession prior to the date hereof) or furnished by either Group (or any member thereof) or by any of its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or respective Representatives at any time pursuant to this Agreement or any Other Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause the other members of its respective Group, and its respective Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder.  Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) with respect to Confidential Information regarding the IAC Group, lawfully acquired by a member of the HomeAdvisor Group from a Third Party not bound by a confidentiality obligation and, with respect to Confidential Information regarding the HomeAdvisor Group, lawfully acquired by a member of the IAC Group from a Third Party not bound by a confidentiality obligation, or (iii) with respect to Confidential Information regarding the IAC Group, independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information of IAC (or any member of the IAC Group) and, with respect to Confidential Information regarding the HomeAdvisor Group, independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information of the HomeAdvisor Business (or any member of the HomeAdvisor Group).

(b)                                 Each of NewCo and IAC shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 6.07(a).

(c)                                  Each of NewCo and IAC agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 6.08.  Without limiting the foregoing, when any Information furnished by either NewCo or IAC to the other Party after the Contribution Effective Time pursuant to this Agreement or any Other Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Other Ancillary Agreement, the Party to which such Information was furnished will promptly, after request of the furnishing Party and at the election of the Party receiving such request, destroy or return to the furnishing Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and destroy all Information in an electronic or otherwise intangible form and certify to the furnishing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).  Notwithstanding the foregoing, each of NewCo and IAC agrees that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

Section 6.08                             Protective Arrangements.  In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such other Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the Providing Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 6.08.  All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party.  Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

Section 6.09                             Disclosure of Third Party Information.  NewCo acknowledges that it and the other members of the HomeAdvisor Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while they were part of the IAC Group.  NewCo will hold, and will cause the other members of the HomeAdvisor Group and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which it or any other member of the HomeAdvisor Group has access, in accordance with the terms of any agreements entered into prior to the Contribution Effective Time between one or more members of the IAC Group and such Third Parties.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.01                             Interpretation; Agreement to Resolve Disputes.  Except as otherwise specifically provided in any Other Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article 7 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Other Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the HomeAdvisor Group on the one hand and the IAC Group on the other hand.  Each of NewCo and IAC agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 7 shall be the sole and exclusive procedures in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

Section 7.02                             Dispute Resolution; Mediation.

(a)                                 Either Party (a “Claimant Party”) may commence the dispute resolution process of this Section 7.02 by giving the other Party with whom there is such a controversy, claim or dispute written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business.  NewCo and IAC shall attempt in good faith to resolve any Dispute by negotiation among their respective executives (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement.  Within 30 days after delivery of the Dispute Notice, the receiving Party (the “Responding Party” and, together with the Claimant Party, the “Dispute Parties”) shall submit to the other Dispute Party a written response (the “Response”).  The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which NewCo and IAC will attempt to settle the Dispute.  Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of NewCo and IAC shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  NewCo and IAC shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b)                                 If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if NewCo and IAC fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, NewCo and IAC shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 7.02 before resorting to arbitration contemplated by this Section 7.02 or any other dispute resolution procedure that may be agreed by NewCo and IAC.

(c)                                  All negotiations, conferences and discussions pursuant to this Section 7.02 shall be confidential and shall be treated as compromise and settlement negotiations.  Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)                                 Unless NewCo and IAC agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator selected by NewCo and IAC.

(e)                                  Within 30 days after the mediator has been selected as provided above, NewCo, IAC and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each representative of NewCo and IAC attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute.  If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either NewCo or IAC may give the other and the mediator a written notice declaring the mediation process at an end.

Section 7.03                             Arbitration.  If the Dispute has not been resolved by the dispute resolution process described in Section 7.02, NewCo and IAC agree that any such Dispute shall be settled by binding arbitration before JAMS, Inc. in Wilmington, Delaware pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.  Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules.  Any decisions of award of the arbitrator(s) will be final and binding upon NewCo and IAC and may be entered as a judgment by the Dispute Parties hereto.  Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

Section 7.04                             Costs.  The costs of any mediation or arbitration pursuant to this Article 7 shall be shared equally among the Dispute Parties.

Section 7.05                             Continuity of Service and Performance.  Unless otherwise agreed in writing, the Dispute Parties will continue to provide service and honor all other commitments under this Agreement and each Other Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 7 with respect to all matters not subject to such dispute, controversy or claim.

Section 7.06                             Specific Performance.  The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages) (but subject to Section 2.15(c) and Section 2.16(c)), notwithstanding anything to the contrary contained herein, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

ARTICLE 8

CERTAIN OTHER MATTERS

Section 8.01                             Further Assurances.

(a)                                 Each Party covenants with and in favor of the other Party as follows:

(i)                                     prior to, on and after the Contribution Effective Time, each of NewCo and IAC shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the requesting Party (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Other Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Other Ancillary Agreements and the other transactions contemplated hereby and thereby; and

(ii)                                  to the extent that IAC or NewCo discovers at any time following the Contribution Effective Time any Asset that was intended to be transferred to NewCo or any other member of the HomeAdvisor Group pursuant to this Agreement was not so transferred at the Contribution Effective Time, IAC shall, or shall cause the other relevant members of the IAC Group to promptly, assign and transfer to NewCo or another member of the HomeAdvisor Group reasonably designated by NewCo such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b).  Similarly, to the extent that IAC or NewCo discovers at any time following the Contribution Effective Time any Asset that was intended to be retained by IAC or any other member of the IAC Group was not so retained at the Contribution Effective Time, NewCo shall, or shall cause the other relevant members of its Group promptly to, assign and transfer to IAC or any other member of the IAC Group reasonably designated by IAC such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b).  For the avoidance of doubt, the transfer of any Assets under this Article 8 being referred to as “Deferred Transactions”.

(b)                                 On or prior to the Contribution Effective Time, NewCo or IAC, as applicable, in its capacity as direct and indirect parent company of the members of the HomeAdvisor Group then owned by it, shall approve or ratify any action of any member of the HomeAdvisor Group as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Other Ancillary Agreements.

(c)                                  Prior to the Contribution Effective Time, if either NewCo or IAC identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Other Ancillary Agreement, NewCo and IAC will cooperate in determining whether there is a mutually acceptable arms’ length basis on which such service can be provided.

Section 8.02                             Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.  Each Party agrees that following the Contribution Effective Time and until the 90th day following the filing of IAC’s Annual Report on Form 10-K for IAC’s Fiscal Year during which IAC ceased to be required to present consolidated financial statements including NewCo:

(a)                                 Date of NewCo Auditor’s Opinions.  NewCo shall use commercially reasonable efforts to enable its auditors (the “NewCo Auditor”) to complete their audit such that they will date their opinion on NewCo’s audited annual financial statements on the same date that the IAC’s auditors (the “IAC Auditor”) date their opinion on IAC’s audited annual financial statements (except to the extent an earlier date is necessary to comply with SEC rules), and to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements.

(b)                                 Annual Financial Statements.  Each of NewCo and IAC shall provide to the other on a timely basis all Information reasonably required to meet such Party’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures in accordance with Item 307 of Regulation S-K and NewCo shall provide to IAC on a timely basis all Information reasonably required to meet IAC’s schedule for its report on internal control over financial reporting in accordance with Item 308 of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, each of IAC and NewCo will provide all required financial and other Information with respect to their respective companies and their Subsidiaries to their respective auditors in a sufficient and reasonable time and in sufficient detail to permit their respective auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the IAC Auditor and the NewCo Auditor with respect to respective Information to be included or contained in the annual financial statements of either company and to permit the IAC Auditor and IAC’s management to complete the Internal Control Audit and Management Assessments.

(c)                                  Access to Personnel and Books and Records.

(i)                                     NewCo shall authorize the NewCo Auditor to make available to the IAC Auditor both the personnel who performed or are performing the annual audits of NewCo and work papers related to the annual audits of NewCo, in all cases within a reasonable time prior to the NewCo Auditor’s opinion date, so that the IAC Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the NewCo Auditor as it relates to the IAC Auditor’s report on IAC’s financial statements, all within sufficient time to enable IAC to meet its timetable for the printing, filing and public dissemination of IAC’s annual financial statements;

(ii)                                  IAC shall authorize the IAC Auditor to make available to the NewCo Auditor both the personnel who performed or are performing the annual audits of IAC and work papers related to the annual audits of IAC, in all cases within a reasonable time prior to the IAC Auditor’s opinion date, so that the NewCo Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the IAC Auditor as it relates to the NewCo Auditor’s report on NewCo’s financial statements, all within sufficient time to enable NewCo to meet its timetable for the printing, filing and public dissemination of its annual financial statements.

(iii)                               NewCo shall make available to the IAC Auditor and IAC’s management its personnel and books and records in a reasonable time prior to the IAC Auditor’s opinion date and IAC’s management’s assessment date so that the IAC Auditor and IAC’s management are able to perform the procedures they consider necessary to conduct the Internal Control Audit and Management Assessments.

(d)                                 NewCo Reports.  NewCo will deliver to IAC a substantially final draft, as soon as the same is prepared, of each report to be filed subsequent to the Merger Effective Time with the SEC that includes NewCo’s audited year-end financial statements or NewCo’s quarterly unaudited financial statements (the “NewCo Reports”); provided, however, that NewCo may continue to revise the NewCo Reports prior to the filing thereof, which changes will be delivered to IAC as soon as reasonably practicable; provided, further, that the respective personnel of IAC and NewCo will actively consult with each other regarding any changes which NewCo may consider making to the NewCo Reports and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon IAC’s financial statements or related disclosures.

Nothing in this Section 8.02 shall require any Party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 8.02 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE 9

TERMINATION

Section 9.01                             Termination.  Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by and in the sole discretion of IAC without the prior approval of any Person, including NewCo.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement.  Subject to the first sentence of this Section 9.01, after the Contribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of IAC and NewCo.

ARTICLE 10

MISCELLANEOUS

Section 10.01                      Limitation of Liability.  In no event shall any member of the HomeAdvisor Group or the IAC Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article 5.  The provisions of Article 7 shall be the Parties’ sole recourse for any breach hereof or any breach of the Other Ancillary Agreements.

Section 10.02                      Counterparts.  This Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other parties.

Section 10.03                      Entire Agreement; Coordination.  The Merger Agreement, this Agreement, the Other Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.  For the avoidance of doubt, the allocation of Taxes, indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Sharing Agreement.

Section 10.04                      Construction.  In this Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

(e)                                  reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such  or other provision;

(f)                                   “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article,  or other provision hereof or thereof;

(g)                                  “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(h)                                 the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)                                     with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(j)                                    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)                                 references to the “other,” “other party” or the “other Group” refer to NewCo, IAC, the HomeAdvisor Group or certain members thereof or the IAC Group or certain members thereof, as the context requires.

Section 10.05                      Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 10.06                      Assignability.

(a)                                 Except as set forth in any Other Ancillary Agreement, this Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated by Section 2.15(b), Section 2.16(b), paragraph (b) below or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Other Ancillary Agreement without the express prior written consent of the other parties hereto or thereto

(b)                                 In the event IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding the IAC Group’s equity interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

Section 10.07                      Third Party Beneficiaries.  Except for (i) the indemnification rights under this Agreement of any NewCo Indemnified Party or any IAC Indemnified Party in their respective capacities as such and (ii) the release under Section 5.01 of any Person provided therein and (iii) as specifically provided in any Other Ancillary Agreement:

(a)                                 the provisions of this Agreement and each Other Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)                                 there are no third party beneficiaries of this Agreement or any Other Ancillary Agreement; and neither this Agreement nor any Other Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Other Ancillary Agreement.

Section 10.08                      Payment Terms.

(a)                                 Except as expressly provided to the contrary in this Agreement or in any Other Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement or in any Other Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 10.09                      Governing Law.  Except as set forth in Sections 7.01 through 7.03, this Agreement and each Other Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.10                      Notices.  All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile,  addressed as follows:

if to IAC:

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention:  General Counsel
Fax:                       (212) 632-9551

Email:

if to NewCo:

ANGI Homeservices Inc.
14023 Denver West Parkway
Building 64
Golden, CO  80401
Attention:  Chief Financial Officer
Fax:
Email:

Section 10.11                      Severability.  If any provision of this Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either party hereto or any party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 10.12                      Publicity.  Prior to the Merger Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Transaction, the Merger, or any of the other transactions contemplated hereby and thereby, and NewCo shall not make such statements without the prior written consent of IAC.  Prior to the Merger Effective Time, NewCo and IAC shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

Section 10.13                      Survival of Covenants.  Except as expressly set forth in this Agreement or any Other Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Other Ancillary Agreement shall survive the Transaction and shall remain in full force and effect.

Section 10.14                      Waivers of Default; Conflicts.

(a)                                 No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Waiver by any Party of any default by the other Party of any provision of this Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)                                 Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Contribution Effective Time.

Section 10.15                      Amendments.   This Agreement may be amended or modified only by a written instrument signed by the Parties which, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Executive Vice President and General Counsel

ANGI HOMESERVICES INC.

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Vice President and Secretary

[Signature Page to Contribution Agreement]